EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3/A and related Prospectus of Attunity Ltd for the registration of Ordinary Shares, Warrants and Units, and to the incorporation by reference therein of our reports dated (i) March 30, 2012, with respect to the consolidated financial statements of Attunity Ltd and its subsidiaries included in its Annual Report (Form 20-F/A) for the year ended December 31, 2011, filed with the Securities and Exchange Commission, and (ii) September 6, 2011, with respect to the consolidated financial statements of Repliweb Inc. and its subsidiaries for the year ended December 31, 2010 included in the Form 6-K of Attunity Ltd, filed with the Securities and Exchange Commission on September 20, 2011.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
October 30, 2012	A Member of Ernst & Young Global